UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 13, 2008
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)


        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On February 13, 2008, Tootsie Roll Industries, Inc. issued a press release (the "release") announcing its results of operations and financial condition for the fourth quarter ended December 31, 2007. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.

Item 9.01.	Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1 Press Release of Tootsie Roll Industries, Inc., dated February 13, 2008.



SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


February 13, 2008                 TOOTSIE ROLL INDUSTRIES, INC.

                            By:  /S/G. HOWARD EMBER, JR.
                                 G. Howard Ember, Jr.
                                 Vice President Finance and
                                 Chief Financial Officer



EXHIBIT INDEX

Exhibit No.               Description

99.1   Press Release of Tootsie Roll Industries, Inc., dated February 13, 2008.



Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Wednesday, February 13, 2008

CHICAGO, ILLINOIS - February 13, 2008 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2007 sales and earnings.

Fourth quarter 2007 sales were $115,010,000 compared to $110,821,000 in fourth quarter 2006, an increase of $4,189,000 or 4%. Fourth quarter 2007 net earnings were $8,156,000 compared to $11,730,000 in fourth quarter 2006, and earnings per share were $.15 and $.21 in fourth quarter 2007 and 2006, respectively, a decrease of $.06 per share or 29%.

Twelve months 2007 sales were $492,742,000 compared to $495,990,000 in 2006, a decrease of $3,248,000 or 1%. Twelve months 2007 net earnings were $51,625,000 compared to $65,919,000 in 2006, and earnings per share were $.94 and $1.18 in twelve months 2007 and 2006, respectively, a decrease of $.24 per share or 20%.

Mr. Gordon said, "The 4% increase in fourth quarter 2007 reported sales reflects successful marketing programs as well as the timing of shipments in the third and fourth quarters 2007 compared to the prior year's corresponding periods. Fourth quarter 2007 results were adversely affected by higher input costs relating to major ingredients, packaging materials, freight and distribution, and products manufactured in Canada due to less favorable foreign exchange rates. Substantially all of the Company's principal ingredient costs were significantly higher in fourth quarter 2007 compared to the corresponding period in the prior year. Fourth quarter comparative results were also adversely affected by higher foreign tax expense and resulting higher effective tax rate.

The twelve months 2007 sales decline reflects the conclusion of a contract to manufacture product under a private label for a third party and a non-recurring sale of certain inventory to a new foreign distributor in the prior year first quarter 2006. Twelve months 2007 results were adversely affected by lower sales and higher input costs, primarily relating to ingredients, as discussed above. Twelve months results were also adversely affected by higher foreign income tax expense resulting in a higher effective tax rate in 2007.

The Company has taken actions and implemented programs, including selected price increases as well as cost reduction programs, with the objective to recover some of these higher input costs. However, these actions have not allowed the Company to recover all of these increases in ingredient and other input costs in fourth quarter and twelve months 2007.

The Company's per share earnings for fourth quarter and twelve months 2007 did benefit from common stock purchases in the open market in 2006 and 2007 resulting in fewer shares outstanding."




                            TOOTSIE ROLL INDUSTRIES, INC.
                      CONSOLIDATED SUMMARY OF SALES & EARNINGS
                               FOR THE PERIODS ENDED
                      DECEMBER 31, 2007  &  DECEMBER 31, 2006

                                    FOURTH QUARTER ENDED
                                    2007            2006

Net Product Sales            $  115,010,000    $  110,821,000

Net Earnings                 $    8,156,000    $   11,730,000

Net Earnings per share             $ .15            $ .21

Average Shares Outstanding       54,609,000       55,302,000


                                    TWELVE MONTHS ENDED
                                    2007            2006

Net Product Sales            $  492,742,000    $ 495,990,000

Net Earnings                 $   51,625,000    $  65,919,000

Net Earnings per share             $ .94            $ 1.18

Average Shares Outstanding       54,980,000       55,800,000

  Based on average shares outstanding adjusted for 3% stock dividends distributed April 12, 2007 and April 13, 2006.